Exhibit 99.1
ORBITAL ATK ANNOUNCES FIRST QUARTER
2017 FINANCIAL RESULTS

Robust New Orders Boost Backlog to Record Level

Company Reaffirms Full-Year Financial Guidance

Dulles, Virginia 11 May 2017 -- Orbital ATK, Inc. (NYSE: OA), a global leader in aerospace and defense technologies, today reported financial results for the first quarter of 2017, highlighted by strong new orders that boosted the company’s contract backlog to a record level. The company also reaffirmed its full-year 2017 financial guidance.

Orbital ATK reported GAAP revenues of $1,085 million in the first quarter of 2017, up 2.7% from $1,056 million in the first quarter of 2016. GAAP income from continuing operations, before interest, income taxes and non-controlling interest (which the company refers to as operating income) was $111.4 million, or 10.3% operating margin, compared to $120.5 million, or 11.4% operating margin, in the first quarter of 2016. The company reported first quarter 2017 GAAP earnings per diluted share of $1.15 compared to $1.31 in the comparable quarter in 2016. Free cash flow, which is a non-GAAP measure defined as GAAP cash from operating activities (negative $46.4 million) minus capital expenditures ($36.6 million), was negative $83.0 million in the first quarter of 2017 compared to negative $97.6 million in the first quarter of 2016.

The company also reported non-GAAP adjusted results for the first quarter of 2017. Adjusted operating income and profit margin were $117.4 million and 10.8%, respectively, in the first quarter of 2017, compared to $130.2 million and 12.3%, respectively, in the first quarter of 2016. Adjusted diluted earnings per share were $1.23 and $1.44 in the first quarters of 2017 and 2016, respectively. Adjusted free cash flow, which excludes certain restatement-related cash expenses totalling $10.0 million, was negative $73.0 million in the first quarter (see non-GAAP reconciliation tables in the appendix for details).

______________________________
Adjusted financial results and free cash flow contained in this press release are non-GAAP financial measures. Please refer to the reconciliation tables contained in the Appendix- “Disclosure of Non-GAAP Financial Measures” of this press release for more details.

Orbital ATK, Inc. 45101 Warp Drive, Dulles, VA 20166 703-406-5000

Orbital ATK Announces First Quarter 2017 Financial Results

“Orbital ATK is off to a solid start in 2017. First quarter financial results were in line with our plan for the year, which is second half weighted as we previously indicated,” said David W. Thompson, President and Chief Executive Officer. Mr. Thompson added, “Our first quarter book-to-bill ratio of 150% boosted firm backlog to a record $9.8 billion. In addition, these strong new business bookings reflected a return to our historic proportion of shorter-cycle contracts, which will help drive revenue growth this year and in 2018, following a period of robust long-cycle orders in 2015 and 2016.”

Consolidated Financial Highlights

GAAP Results

	First Quarter
($ in millions, except per share data)	2017	2016
Revenues	$1,085	$1,056
Operating Income	111.4	120.5
Net Income	66.5	77.3
Diluted Earnings Per Share	$1.15	$1.31

Non-GAAP Results

	First Quarter
($ in millions, except per share data)	2017	2016
Adjusted Operating Income	$117.4	$130.2
Adjusted Net Income	70.7	84.6
Adjusted Diluted Earnings Per Share	$1.23	$1.44

All adjusted financial measures discussed below are non-GAAP adjusted financial results from continuing operations. See the reconciliation tables in the “Disclosure of Non-GAAP Financial Measures” section for details.

Revenues increased $29 million, or 2.7%, in the first quarter of 2017 compared to the first quarter of 2016. Adjusted operating income decreased $12.8 million, or 9.8%, in 2017 compared to 2016, primarily due to favorable contract profit adjustments that occurred in the 2016 first quarter that did not reoccur in the 2017 first quarter.

Net income and earnings per share reflected an income tax rate of 29.3% in the first quarter of 2017 compared to a 25.1% rate for the first quarter of 2016. The tax rate in both periods benefited from research and development (R&D) tax credits. In addition,

-- more --

Orbital ATK Announces First Quarter 2017 Financial Results

there were favorable discrete events that occurred in the first quarter of the prior year that did not reoccur in the first quarter of the current year.

“Orbital ATK’s financial performance in the first quarter reflected top-line revenue growth in each of our business segments as we converted strong new business bookings to revenue. In addition, our profit margins and earnings per share results were consistent with the company’s plan for the year,” said Garrett E. Pierce, Orbital ATK’s Chief Financial Officer.

Capital Allocation Activities

During the first quarter of 2017, Orbital ATK returned nearly $18 million to shareholders in the form of dividends. The company also invested about $60 million in R&D and capital equipment in the quarter.

New Business Summary

In the first quarter of 2017, Orbital ATK booked approximately $1,640 million in new firm and option orders. In addition, the company received about $410 million in option exercises under existing contracts. As of April 2, 2017, the company’s firm backlog was approximately $9.8 billion, up 12% compared to a year ago, and its total backlog (including options, indefinite quantity contracts and undefinitized orders) was about $14.8 billion, 3% higher than in the prior year.

2017 Financial Guidance

The company reaffirmed its annual 2017 financial guidance as summarized below:

Guidance	2017
Revenues ($ millions)	$4,550 - $4,625
Operating Income Margin	11.5% - 12.0%
Free Cash Flow ($ millions)	$250 - $300
Diluted Earnings Per Share	$5.80 - $6.20

Orbital ATK currently expects an effective tax rate of approximately 28% and interest expense of approximately $65 million for the year, which includes about $6 million of non-cash interest. Capital expenditures are projected to be about $225 million and diluted weighted average shares outstanding are expected to be approximately 57.5 million. The favorable pension adjustment resulting from the difference between the

-- more --

Orbital ATK Announces First Quarter 2017 Financial Results

GAAP Financial Accounting Standards (FAS) and the Government Cost Accounting Standards (CAS) is expected to be approximately $100 million for the year.

First Quarter Operational Highlights

Orbital ATK’s strong operational execution led to the achievement of numerous milestones in the first quarter of 2017. These included the following important events:

•
In the first quarter, Orbital ATK’s Flight Systems Group supported five launches of U.S. strategic missiles with company-produced propulsion systems, as well as three Delta IV and Atlas V space launches with propulsion systems and composite structures. Also in the quarter, the company accomplished important development milestones on the Air Force’s Next Generation Launcher and GEM 63XL rocket booster programs, and continued on-schedule production of the large-class solid rocket boosters for NASA’s Space Launch System. In addition, the company established new production records for composite aerospace structures as commercial and military aircraft programs continued to increase production rates.

•
In the Defense Systems Group, the company produced approximately 400 million rounds of small-, medium- and large-caliber ammunition, as well as about 4,000 tactical missile motors and 3,000 precision artillery and mortar rounds in the first quarter. The company also successfully tested new insensitive-munition rocket motors and ramjet propulsion technologies. The company also hosted its second annual Bushmaster Users Conference for over 150 U.S. and international customers, partners and suppliers, including representatives from about 25 countries. The event was highlighted by live-fire demonstrations of Orbital ATK’s MK44 cannon paired with the company’s new 40mm precision air-bursting ammunition.

•
In the Space Systems Group, first quarter operational highlights included the successful launch and check-out of the first group of 10 Iridium NEXT satellites that the company assembled, integrated and tested. Other operational milestones included five successful sounding rocket missions in support of NASA research programs, the check-out of the Air Force’s third and fourth Geosynchronous Space Situational Awareness Program satellites, and the shipment of more than 230 spacecraft components. The company also noted the recent launch in April of its OA-7 cargo mission for NASA and successful berthing of the “S.S. John Glenn” Cygnus spacecraft, which delivered more than 7,600 pounds of supplies and experiments to astronauts aboard the International Space Station.

“First quarter operational results were generally solid as our teams completed numerous launch vehicle, satellite and defense systems missions, tests and deployments, as well

-- more --

Orbital ATK Announces First Quarter 2017 Financial Results

as maintained steady production and quality performance on many other important programs,” said Chief Operating Officer Blake E. Larson.

“Unfortunately, in April we experienced a tragic incident at the Lake City Army Ammunition Plant where we manufacture small caliber ammunition. The explosion damaged part of the facility where we process chemical compounds used in primers and sadly took the life of one of our employees.  Our hearts go out to the family and friends of the employee we lost and to our entire Lake City family,” Mr. Larson added. “We are finalizing our thorough internal investigation into the incident and utilizing our findings and industry best practices to design our new processes. At this time, we are resuming production with vendor supplied primer materials and focusing on a safe return to full operational capacity,” he concluded.

Segment Financial Results

Orbital ATK conducts its operations in three business segments: Flight Systems Group, Defense Systems Group and Space Systems Group. Each of these groups in turn consists of several product-line divisions. Segment operating results include pension expense recoverable under U.S. Government contracts as determined in accordance with Government Cost Accounting Standards. The FAS/CAS pension expense difference is recorded at the corporate level.

Flight Systems Group:

GAAP Results

	First Quarter
($ in millions)	2017	2016
Revenues	$371	$354
Operating Income	40.6	49.7
Operating Margin	10.9%	14.0%

FSG revenues for the first quarter of 2017 increased $17 million, or 4.8%, compared to 2016 due primarily to higher activity in the Aerospace Structures Division. Operating income decreased $9.1 million, or 18.3%, primarily due to lower margins in 2017 on certain Aerospace Structures Division and Propulsion Systems Division contracts. FSG had no non-GAAP adjustments in either the 2017 or 2016 quarter.

-- more --

Orbital ATK Announces First Quarter 2017 Financial Results

Defense Systems Group:

GAAP Results

	First Quarter
($ in millions)	2017	2016
Revenues	$451	$431
Operating Income	42.0	42.1
Operating Margin	9.3%	9.8%

Non-GAAP Results

	First Quarter
($ in millions)	2017	2016
Adjusted Operating Income	$42.0	$46.1
Adjusted Operating Margin	9.3%	10.7%

DSG revenues in the first quarter of 2017 increased $20 million, or 4.6%, largely due to higher activity on Armament Systems Division contracts. Operating income decreased $4.1 million, or 8.9%, primarily from favorable profit adjustments in the first quarter of 2016 that did not reoccur at the same level in 2017. There were no non-GAAP adjustments in the 2017 first quarter.

Space Systems Group:

GAAP Results

	First Quarter
($ in millions)	2017	2016
Revenues	$301	$286
Operating Income	27.4	29.8
Operating Margin	9.1%	10.4%

-- more --

Orbital ATK Announces First Quarter 2017 Financial Results

Non-GAAP Results

	First Quarter
($ in millions)	2017	2016
Adjusted Operating Income	$27.4	$30.3
Adjusted Operating Margin	9.1%	10.6%

SSG revenues for the first quarter of 2017 increased $15 million, or 5.2%, compared to the first quarter of 2016 largely due to higher activity on Satellite Systems and Advanced Programs Divisions contracts. Operating income decreased $2.9 million, or 9.6%, largely due to a favorable profit adjustment on an Advanced Programs Division contract in 2016 that did not reoccur in 2017. There were no non-GAAP adjustments in the 2017 first quarter.

Conference Call Information

Investors can listen to a live audio webcast of the conference call with analysts that Orbital ATK will host at 9:00 a.m. (EDT) May 11, 2017. To listen to the call, visit the company’s website at www.orbitalatk.com/investors. For those who cannot listen to the live webcast, a telephone recording of the conference call will be available by dialing (855) 859-2056 and using the conference ID 14565796. The recording will be available until May 18, 2017. Orbital ATK has also posted on its investor relations website a presentation of the first quarter 2017 financial results and operational highlights.

Form 10-Q Filing Update

The company will file a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission indicating that it will not be able to file its Quarterly Report on Form 10-Q for the quarter ended April 2, 2017 by the prescribed due date of May 12, 2017, nor within the associated 12b-25 five-day extension period. This delay results primarily from the focus of the company’s resources on the completion of the restatement of its consolidated financial statements for certain prior periods and the preparation of SEC quarterly and annual reports relating to the restatement.

The company intends to file the Form 10-Q as soon as reasonably practicable. As previously disclosed, the company also has entered into an extension agreement with its lenders extending the deadline under its credit agreement for filing the Form 10-Q to June 30, 2017; consequently, the expected timing for filing the Form 10-Q would not result in a default under the credit agreement.

-- more --

Orbital ATK Announces First Quarter 2017 Financial Results

Website and Social Media Disclosure

Orbital ATK communicates material financial information to its investors using press releases, Securities and Exchange Commission filings, its investor relations website, public conference calls and webcasts. From time to time, Orbital ATK communicates information regarding its business and operations, such as new contract awards and mission updates, via Twitter and Facebook. It is possible that the information disclosed through our website or social media channels could be deemed to be material. Therefore, we encourage investors, media and others interested in Orbital ATK to follow the information we post on our website at www.orbitalatk.com/investors, on Twitter at https://twitter.com/OrbitalATK and on Facebook at https://facebook.com/OrbitalATK.

About Orbital ATK

Orbital ATK is a global leader in aerospace and defense technologies. The company designs, builds and delivers space, defense and aviation systems for customers around the world, both as a prime contractor and merchant supplier. Its main products include launch vehicles and related propulsion systems; missile products, subsystems and defense electronics; precision weapons, armament systems and ammunition; satellites and associated space components and services; and advanced aerospace structures. Headquartered in Dulles, Virginia, Orbital ATK employs approximately 12,500 people in 18 states across the United States and in several international locations. For more information, visit www.orbitalatk.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements include the company’s 2017 financial guidance and expectations regarding our financial and operational performance, the benefits of our long-term growth initiatives, and investments. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ materially from those expressed in or contemplated by the forward-looking statements, including the following: the inherent limitations in internal control over financial reporting; potential increased costs, liability, reputational harm or loss of investor confidence associated with the recent multi-year restatement of the company’s financial statements; the company’s ability to maintain and grow its relationship with its customers; reductions or changes in U.S. Government military or NASA spending, including impacts of sequestration under the Budget Control Act of 2011; changes in accounting methods; changes in cost and revenue estimates

-- more --

Orbital ATK Announces First Quarter 2017 Financial Results

and/or timing of programs and payments; the potential termination of U.S. Government contracts; failure to win or retain key contracts; costs of servicing debt, including cash requirements and interest rate fluctuations; the company’s capital deployment strategy, including share repurchases and dividend payments; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; supply, availability, and costs of raw materials and components, including commodity price fluctuations; performance of subcontractors and other third parties; development of key technologies; and the costs and ultimate outcome of contingencies, including litigation, government investigations and other legal proceedings, including those related to the company’s recently completed restatement. Additional information concerning these and other factors can be found in Orbital ATK’s filings with the Securities and Exchange Commission. Orbital ATK undertakes no obligation to update any forward-looking statements, except as may be required by law.

Appendix: Disclosure of Non-GAAP Financial Measures

The adjusted financial results contained in this press release are non-GAAP financial measures adjusted to eliminate nonrecurring costs and expenses as summarized in the tables below.

We define free cash flow as GAAP cash from operating activities less GAAP capital expenditures. Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Adjusted measures are provided so investors can more easily compare current and prior period results of the company. These adjusted results should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The reconciliation of GAAP results to adjusted non-GAAP results are as follows:

-- more --

Orbital ATK Announces First Quarter 2017 Financial Results

Consolidated Non- GAAP Results

Quarter Ended April 2, 2017

($ in millions, except per share data)	GAAP	Adjustment (1)	As Adjusted
Revenues	$1,085	$—	$1,085
Operating Income	111.4	6.0	117.4
Net Interest Expense	(17.5)		(17.5)
Income before taxes	93.9	6.0	99.9
Income Taxes	(27.5)	(1.8)	(29.3)
Minority Interest	0.1		0.1
Net Income	$66.5	$4.2	$70.7

EPS Diluted	$1.15	$0.07	$1.23
Diluted Shares	57.7	57.7	57.7

(1) Includes costs related to the restatement, among others. Adjustments use the effective tax rate.

Quarter Ended April 3, 2016

($ in millions, except per share data)	GAAP	Adjustment (2)	As Adjusted
Revenues	$1,056	$—	$1,056
Operating Income	120.5	9.7	130.2
Net Interest Expense	(17.3)	—	(17.3)
Income before taxes	103.2	9.7	112.9
Income Taxes	(25.9)	(2.4)	(28.3)
Minority Interest	—		—
Net Income	$77.3	$7.3	$84.6

EPS Diluted	$1.31	$0.12	$1.44
Diluted Shares	58.9	58.9	58.9

(2) Includes the impact of merger-related costs including the company’s change in fiscal year, severance payments and IT expenses, among others. Adjustments use the effective tax rate.

-- more --

Orbital ATK Announces First Quarter 2017 Financial Results

GAAP Results by Group

		First Quarter
($ in millions)	2017	2016	Incr (Decr)
Revenues:
Flight	$371	$354	$17	4.8%
Defense	451	431	20	4.6%
Space	301	286	15	5.2%
Corporate	(38)	(15)	(23)
Total Revenues	$1,085	$1,056	$29	2.7%

Operating Income:
Flight	$40.6	$49.7	$(9.1)	-18.3%
Defense	42.0	42.1	(0.1)	-0.2%
Space	27.4	29.8	(2.4)	-8.1%
Corporate	1.4	(1.1)	2.5
Total Operating Income	$111.4	$120.5	$(9.1)	-7.6%

Operating Margin:
Flight	10.9%	14.0%	-3.1%
Defense	9.3%	9.8%	-0.5%
Space	9.1%	10.4%	-1.3%
Operating Margin	10.3%	11.4%	-1.1%

Non-GAAP Results by Group

	First Quarter
($ in millions)	2017	2016	Incr(Decr)
Adjusted Operating Income:
Flight	$40.6	$49.7	$(9.1)	-18.3%
Defense	42.0	46.1	(4.1)	-8.9%
Space	27.4	30.3	(2.9)	-9.6%
Corporate	7.4	4.1	3.3
Total Adjusted Operating Income	$117.4	130.2	(12.8)	-9.8%

Adjusted Operating Margin:
Flight	10.9%	14.0%	-3.1%
Defense	9.3%	10.7%	-1.4%
Space	9.1%	10.6%	-1.5%
Adjusted Operating Margin	10.8%	12.3%	-1.5%

-- more --

Orbital ATK Announces First Quarter 2017 Financial Results

Defense Systems Group Adjusted Non-GAAP Results

	First Quarter 2016
($ in millions)	Revenue	Operating Income	Operating Margin
GAAP	$431	$42.1	9.8%
Non-GAAP Adjustments (3)	—	4.0
As Adjusted	$431	$46.1	10.7%

(3) Includes the impact of certain merger related costs, among others.

Space Systems Group Adjusted Non-GAAP Results

	First Quarter 2016
($ in millions)	Revenue	Operating Income	Operating Margin
GAAP	$286	$29.8	10.4%
Non-GAAP Adjustments (3)	—	0.5
As Adjusted	$286	$30.3	10.6%

(3) Includes the impact of certain merger related costs, among others.

Free Cash Flow and Adjusted Free Cash Flow

2017
($ in millions)	First Quarter
Net Cash Provided by Operating Activities	$(46.4)
Capital Expenditures	(36.6)
Free Cash Flow	$(83.0)

Adjustments (4)	10.0
Adjusted Free Cash Flow	$(73.0)

(4) Includes costs related to the restatement.

Investor and Media Contact:
Barron Beneski (703) 406-5528
Orbital ATK, Inc.
Barron.Beneski@orbitalatk.com

# # #